                                                                    EXHIBIT 99.1






                            ASSET PURCHASE AGREEMENT

                                     AMONG

                               GANNETT CO., INC.,

                      COMBINED COMMUNICATIONS CORPORATION,

                             GANNETT TRANSIT, INC.,

                      SHELTER MEDIA COMMUNICATIONS, INC.,

                   GANNETT INTERNATIONAL COMMUNICATIONS, INC.

                                      AND

                             OUTDOOR SYSTEMS, INC.


                               Dated July 9, 1996

                                   SCHEDULES

1.1(a)   Advertising Structures and Personal Property

1.1(b)   Advertising Contracts

1.1(c)   Real Property

1.1(d)   Property Agreements

1.1(g)   Accounts Receivable

1.1(i)   Software

1.1(j)   Pension Plans

1.2(d)   Excluded Software

1.4      Balance Sheet Adjustment (as of 4/30/96)

3.7      Transit and PCS Agreements

3.10     Trademarks

3.11     Litigation and Compliance with Laws

3.13     Employees and Collective Bargaining Agreements

3.14     Changes

3.16     Environmental Matters

3.17     Capitalization of Mediacom

5.11     Possible Acquisitions



                                    EXHIBITS

A - Promissory Note and Guaranty

B - Opinion of Buyer's Counsel

C - Opinion of Sellers' Counsel

D - Option

                               TABLE OF CONTENTS


ARTICLE 1   Sale of Assets and Terms of Payment . . . . . . . . . . . .      2
   1.1      Transfer of Assets  . . . . . . . . . . . . . . . . . . . .      2
   1.2      Excluded Assets . . . . . . . . . . . . . . . . . . . . . .      5
   1.3      Liabilities . . . . . . . . . . . . . . . . . . . . . . . .      6
   1.4      Consideration . . . . . . . . . . . . . . . . . . . . . . .      8

ARTICLE 2   The Closing . . . . . . . . . . . . . . . . . . . . . . . .     15
   2.1      Time and Place of Closing . . . . . . . . . . . . . . . . .     15

ARTICLE 3   Representations and Warranties of Sellers . . . . . . . . .     15
   3.1      Organization; Good Standing . . . . . . . . . . . . . . . .     16
   3.2      Authority Relative to this Agreement  . . . . . . . . . . .     16
   3.3      Financial Statements  . . . . . . . . . . . . . . . . . . .     17
   3.4      Business Since the Balance Sheet Date . . . . . . . . . . .     17
   3.5      No Defaults . . . . . . . . . . . . . . . . . . . . . . . .     18
   3.6      Undisclosed Liabilities . . . . . . . . . . . . . . . . . .     19
   3.7      Transit and PCS Agreements  . . . . . . . . . . . . . . . .     19
   3.8      Licenses and Authorizations . . . . . . . . . . . . . . . .     20
   3.9      Title . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
   3.10     Trademarks  . . . . . . . . . . . . . . . . . . . . . . . .     21
   3.11     Litigation and Compliance with Laws . . . . . . . . . . . .     22
   3.12     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
   3.13     Employees . . . . . . . . . . . . . . . . . . . . . . . . .     23
   3.14     Changes . . . . . . . . . . . . . . . . . . . . . . . . . .     24
   3.15     Brokers . . . . . . . . . . . . . . . . . . . . . . . . . .     25
   3.16     Environmental Laws  . . . . . . . . . . . . . . . . . . . .     25
   3.17     Capitalization of NY Subways and Mediacom . . . . . . . . .     26
   3.18     Pension Plans . . . . . . . . . . . . . . . . . . . . . . .     27

ARTICLE 4   Representations and Warranties of Buyer . . . . . . . . . .     27
   4.1      Organization  . . . . . . . . . . . . . . . . . . . . . . .     27
   4.2      Authority Relative to this Agreement  . . . . . . . . . . .     27
   4.3      No Defaults . . . . . . . . . . . . . . . . . . . . . . . .     28
   4.4      Brokers . . . . . . . . . . . . . . . . . . . . . . . . . .     28

ARTICLE 5   Covenants of Sellers Pending the Closing Date . . . . . . .     28
   5.1      Maintenance of Business . . . . . . . . . . . . . . . . . .     29
   5.2      Organization, Goodwill  . . . . . . . . . . . . . . . . . .     29
   5.3      Further Information . . . . . . . . . . . . . . . . . . . .     29
   5.4      Representations and Warranties  . . . . . . . . . . . . . .     30
   5.5      Notice of Proceedings . . . . . . . . . . . . . . . . . . .     30
   5.6      Bulk Sales Indemnity  . . . . . . . . . . . . . . . . . . .     31
   5.7      Consummation of Agreement . . . . . . . . . . . . . . . . .     31
   5.8      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .     31
   5.9      Hart-Scott-Rodino Act . . . . . . . . . . . . . . . . . . .     31
   5.10     Interim Financial Statements  . . . . . . . . . . . . . . .     32
   5.11     Other Acquisitions  . . . . . . . . . . . . . . . . . . . .     32
   5.12     Due Diligence; Revised Schedules  . . . . . . . . . . . . .     32
   5.13     Transit Agreement Consents  . . . . . . . . . . . . . . . .     33


ARTICLE 6   Covenants of Buyer Pending the Closing Date . . . . . . . .     34
   6.1      Representations and Warranties  . . . . . . . . . . . . . .     34
   6.2      Corporate Action  . . . . . . . . . . . . . . . . . . . . .     34
   6.3      Notice of Proceedings . . . . . . . . . . . . . . . . . . .     34
   6.4      Consummation of Agreement . . . . . . . . . . . . . . . . .     35
   6.5      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .     35
   6.6      Hart-Scott-Rodino Act . . . . . . . . . . . . . . . . . . .     36
   6.7      Letters of Credit; Sureties . . . . . . . . . . . . . . . .     36

ARTICLE 7   Conditions to the Obligations of Sellers  . . . . . . . . .     37
   7.1      Representations, Warranties, Covenants  . . . . . . . . . .     37
   7.2      Proceedings . . . . . . . . . . . . . . . . . . . . . . . .     37
   7.3      Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . . . .     38
   7.4      Receipt of Documents  . . . . . . . . . . . . . . . . . . .     39

ARTICLE 8   Conditions to the Obligations of Buyer  . . . . . . . . . .     39
   8.1      Representations, Warranties, Covenants  . . . . . . . . . .     40
   8.2      Proceedings . . . . . . . . . . . . . . . . . . . . . . . .     41
   8.3      Damage to the Assets  . . . . . . . . . . . . . . . . . . .     42
   8.4      Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . . . .     42
   8.5      Receipt of Documents  . . . . . . . . . . . . . . . . . . .     43

ARTICLE 9   Indemnification . . . . . . . . . . . . . . . . . . . . . .     44
   9.1      Survival  . . . . . . . . . . . . . . . . . . . . . . . . .     44
   9.2      Indemnification of Buyer  . . . . . . . . . . . . . . . . .     44
   9.3      Indemnification of Sellers  . . . . . . . . . . . . . . . .     45
   9.4      Notice of Claims  . . . . . . . . . . . . . . . . . . . . .     46
   9.5      Defense of Third Party Claims . . . . . . . . . . . . . . .     47
   9.6      Settlements . . . . . . . . . . . . . . . . . . . . . . . .     48
   9.7      Determination of Responsibility for Loss and Expense
            for Environmental Claims  . . . . . . . . . . . . . . . . .     48
   9.8      Buyer's Knowledge . . . . . . . . . . . . . . . . . . . . .     49
   9.9      Sellers' Knowledge  . . . . . . . . . . . . . . . . . . . .     49

ARTICLE 10  Miscellaneous Provisions  . . . . . . . . . . . . . . . . .     49
   10.1     Termination . . . . . . . . . . . . . . . . . . . . . . . .     49
   10.2     Employees and Employee Benefits . . . . . . . . . . . . . .     50
   10.3     Imprints; Madison Avenue Lease  . . . . . . . . . . . . . .     53
   10.4     Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . .     54
   10.5     Data Processing Services  . . . . . . . . . . . . . . . . .     54
   10.6     Access to Records . . . . . . . . . . . . . . . . . . . . .     54
   10.7     Tax Returns . . . . . . . . . . . . . . . . . . . . . . . .     55
   10.8     Further Assurances and Consents . . . . . . . . . . . . . .     56
   10.9     Waiver of Compliance  . . . . . . . . . . . . . . . . . . .     57
   10.10    Notices . . . . . . . . . . . . . . . . . . . . . . . . . .     57
   10.11    Assignment  . . . . . . . . . . . . . . . . . . . . . . . .     58
   10.12    Governing Law . . . . . . . . . . . . . . . . . . . . . . .     59
   10.13    Confidential Information; Public Announcements  . . . . . .     59
   10.14    No Third Party Rights . . . . . . . . . . . . . . . . . . .     59
   10.15    Option for Mission Road and other Office and
            Production Facilities . . . . . . . . . . . . . . . . . . .     60
   10.16    Entire Agreement; Amendments  . . . . . . . . . . . . . . .     60

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is dated as of July 9, 1996, and is among GANNETT CO., INC., a Delaware corporation having its principal place of business in Arlington, Virginia, COMBINED COMMUNICATIONS CORPORATION, an Arizona corporation having its principal place of business in Arlington, Virginia, GANNETT TRANSIT, INC., a Delaware corporation having its principal place of business in Arlington, Virginia, SHELTER MEDIA COMMUNICATIONS, INC., a California corporation having its principal place of business in Los Angeles, California, and GANNETT INTERNATIONAL COMMUNICATIONS, INC. ("GICI"), a Delaware corporation having its principal place of business in Wilmington, Delaware (each of the foregoing entities individually is a "Seller" and collectively are the "Sellers"), and OUTDOOR SYSTEMS, INC., a Delaware corporation having its principal place of business in Phoenix, Arizona ("Buyer"). Gannett Co., Inc. owns all the issued and outstanding capital stock of New York Subways Advertising Co., Inc. ("NY Subways"), an Arizona corporation having its principal place of business in New York, New York. GICI owns all the issued and outstanding capital stock of Mediacom Inc. ("Mediacom"), a Canadian corporation having its principal place of business in Toronto, Canada.

         As used herein, "Gannett" means Gannett Co., Inc. and GICI, and "Shares" means all of the issued and outstanding capital stock of NY Subways and Mediacom. The Sellers other than Gannett are referred to herein as "Asset Sellers."

         Sellers, NY Subways and Mediacom, respectively, own and operate Outdoor advertising, transit and shelter operations, including billboards, posters, bulletins, street furniture (such as newstands and kiosks), subway and other transit advertising structures in and around Chicago, IL; Denver, CO; New Haven, CT; Detroit, MI; Flint, MI; Grand Rapids, MI; Kansas City, MO; New York, NY; Rochester, NY; Philadelphia, PA; St. Louis, MO; and in various locations in California, New Jersey and Canada being all of the locations (other than Houston, Texas) where such Outdoor advertising, transit and shelter operations are conducted by Sellers, NY Subways or Mediacom (the "Division").

        Gannett desires to sell and Buyer desires to purchase all of the Shares. Asset Sellers desire to sell and Buyer desires to purchase substantially all of the assets of the Division owned by them as a going concern. Based upon the representations, warranties and agreements made by each party to the other in this Agreement, the parties have agreed to consummate the sale of the Division on the terms contained herein.

         ARTICLE 1  Sale of Assets and Terms of Payment

         1.1 Transfer of Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2.1 hereof) (i) Gannett will sell, convey or cause to be conveyed, and deliver to Buyer, and Buyer will purchase from

Gannett all of the Shares, and (ii) Asset Sellers will sell, convey or cause to be conveyed, and deliver to Buyer, and Buyer will purchase and accept from Asset Sellers the assets and properties of Asset Sellers, tangible or intangible, of every kind and description used by Asset Sellers in connection with the business and operations of the Division as a going concern (the Outdoor advertising businesses conducted by Asset Sellers, NY Subways and Mediacom are referred to herein as the "Business" and the assets to be conveyed by Asset Sellers are referred to as the "Assets"), but excluding the Excluded Assets described in Section 1.2. The Assets include the following:

                 (a) all advertising displays and structures and other tangible personal property, inventory, assets and equipment owned by Asset Sellers, including without limitation those listed in Schedule 1.1(a) (which Schedule shall be delivered prior to Closing);

                 (b) all contracts, agreements and similar documents of any nature that relate to the Assets, including without limitation employment contracts; collective bargaining agreements; vehicles; equipment and other personal property leases; and all agreements for the sale of advertising or advertising services and the renting of space on Outdoor, transit and shelter advertising displays, including without limitation those advertising contracts listed in Schedule 1.1(b), those PCS agreements listed in Schedule 3.7, and those collective bargaining agreements listed in
                          Schedule 3.13;

                 (c) all real property of Asset Sellers, including without limitation the real property listed in Schedule 1.1(c) (which Schedule shall be delivered prior to Closing);

                 (d) all leases, licenses, easements and other agreements allowing Asset Sellers to place or construct Outdoor advertising displays on the property of any third party, including rights to locations on which structures have not yet been built, including without limitation those listed in
                          Schedule 1.1(d) (which Schedule shall be delivered prior to Closing);

                 (e) all of Asset Sellers' right, title and interest in and to all licenses, permits, transit agreements ("Transit Agreements") and other governmental authorizations (and applications therefor) used for the Business, including without limitation those Transit Agreements listed in Schedule 3.7;

                 (f) all trademarks, service marks and tradenames, (including registrations and applications for registration of any of the foregoing), trade secrets, advertiser lists, and other intangible rights and interests owned by Asset Sellers and used in connection with the Business, including without limitation those listed in Schedule 3.10;

                 (g) all accounts receivable of Asset Sellers in existence on the Closing Date, including without limitation those listed in Schedule 1.1(g);

                 (h) all files and other records of any nature available at the Division's operating units or the Division's headquarters (excluding files and other records at Gannett's corporate headquarters that (i) Gannett Co., Inc. determines are sensitive business materials or which would not be useful to Buyer or (ii) Buyer otherwise receives copies of) relating solely to the Business;

                 (i) software related to the computer programs used in the operations of the Business owned by Asset Sellers and transferable under applicable license agreements including, without limitation those listed on
                          Schedule 1.1(i);

                 (j) all of Sellers' right, title and interest in and to the pension plan(s) in effect for Canadian employees ("Canadian Plan") and the assets of any pension plans sponsored by a Seller pursuant to a collective bargaining agreement ("Union Plans") (the Canadian Plan and the Union Plans are listed on Schedule 1.1(j));

                 (k) cash on hand and in banks and other cash items of Asset Sellers; and

                 (l) all of Sellers' goodwill in and going concern value of the Division.

         1.2 Excluded Assets. The following assets relating to the Business shall be retained by Sellers and shall not be sold, assigned or transferred to Buyer (the "Excluded Assets"):

                 (a) claims by Sellers with respect to the Excluded Assets or liabilities not assumed by Buyer hereunder, including without limitation claims for tax refunds, claims related to condemnation proceedings in existence as of April 30, 1996, and counterclaims with respect to obligations and liabilities not being assumed by Buyer hereunder;

                 (b) all contracts of insurance except for contracts of insurance to which Mediacom is a party;

                 (c) any assets related to employee benefit plans of any nature, including pension plans, except for the Canadian Plan and the Union Plans and Gannett's 401(k) Plan as set forth in Section 10.2;

                 (d) software related to computer programs used in corporate-wide financial or accounting functions or used in the business of Gannett and its affiliates generally or not transferable under applicable license agreements, including without limitation the software listed in Schedule 1.2(d) (which Schedule shall be delivered prior to Closing);

                 (e) the names "Combined Communications Corporation," "Gannett," or any variants of either of them;

                 (f) any stock other than the Shares, or any assets owned directly or indirectly by Sellers or their affiliates that are not used exclusively in the Business;

                 (g) Gannett's lease and all furniture, fixtures and equipment located at 535 Madison Avenue, New York, NY (the "Madison Avenue Lease"); and

                 (h) the real property located at Mission Road, Los Angeles, CA (the "Mission Road Parcel").

         1.3     Liabilities.

                 (a) Buyer shall assume, discharge and perform the liabilities and obligations of the Division, including:

                          (i) all liabilities and obligations under the contracts and agreements assigned to Buyer which are described in Subsections 1.1(b), (d), (e) and (i) above;

                          (ii) all other liabilities and obligations incurred in the ordinary course of the Business or disclosed to Buyer in the Schedules to this Agreement;

                          (iii) except as provided in Section 1.3(b)(vi), all
                 liability under any litigation, proceeding or claim of any nature by any person or entity arising out of the ordinary course of the Business or disclosed to Buyer;

                          (iv) all liabilities of Buyer related to employees
                 described in Section 10.2, and all liabilities and obligations under the Canadian Plan and the Union Plans (other than any withdrawal liability attributable to a multiemployer plan) and the Gannett Co., Inc. 401(k) Plan to the extent contemplated by Section 10.2; and

                          (v) all liabilities of the Division reflected on the
                 Closing Date Balance Sheet.

                 (b) Buyer does not assume and will not be liable for the following liabilities or obligations of Sellers, NY Subways or Mediacom with respect to the Division:

                          (i) any liability under any contract of insurance
                 except for insurance contracts to which Mediacom is a party;

                          (ii) except as described in Section 10.2, any
                 liability to any employee or former employee of the Division, including under any of Sellers' employee benefit plans;

                          (iii) any liability for federal, state, local or
                 foreign government taxes based on the net income of any Seller, and any such liability of NY Subways or Mediacom for periods prior to the Closing Date;

                          (iv) any liability arising out of the Madison Avenue
                 Lease;

                          (v) any liability arising out of the Mission Road
                 Parcel;

                          (vi) any liability with respect to claims by third
                 parties which are covered by insurance policies of Sellers and arise from occurrences prior to the Closing Date;

                          (vii) any liability arising out of the redemption of
                 Mediacom shares owned by Mediacom minority shareholders (as defined in Section 3.17); or

                          (viii) any liability or obligation not described in
                 Section 1.3(a).

         To the extent Buyer or its affiliates pay, with respect to NY Subways or Mediacom, any of the liabilities described in this Section 1.3(b), Sellers shall reimburse Buyer.

         1.4 Consideration. Subject to the conditions contained in this Agreement, and in consideration of the sale of the Assets and the Shares, Buyer will pay on the Closing Date the sum of Six Hundred Forty Million Dollars ($640,000,000) (the "Purchase Price") subject to adjustment as provided herein. The parties agree to negotiate a mutually agreeable allocation of the Purchase Price within 60 days after Closing. Buyer and Sellers agree to be bound by such allocation and to file tax returns and reports and not to take any position with any tax authority which is inconsistent with such allocation unless required to do so in accordance with a final determination by a tax authority.

         Simultaneously with the execution of this Agreement, Buyer shall deliver to Sellers a deposit (the "Deposit") consisting of (i) cash in the amount of Twelve Million Dollars ($12,000,000) and (ii) the promissory note ("Note") of Buyer in the principal amount of Three Million Dollars ($3,000,000) payable in full on July 29, 1996, in the form attached as Exhibit A, and guaranteed by William S. Levine. The Deposit shall be (i) returned to Buyer if Buyer is unable to close under this Agreement solely as a result of Sellers' breach of this Agreement or is unable to close under this Agreement as a result of the action of a third party within the control of Sellers, (ii) retained by Sellers if the

Closing does not occur solely as a result of Buyer's breach of this Agreement or as a result of the action of a third party within the control of Buyer and
(iii) split equally between Buyer and Sellers if Buyer is unable to close under this Agreement as a result of the action of a third party completely outside the control of either Seller or Buyer. For purposes of this Section, the actions or inaction of governmental agencies shall be deemed to be outside the control of a party, but the actions or inaction of Buyer's lending institutions shall be deemed to be within the control of Buyer. If the Deposit is split prior to July 29, 1996 as provided in clause (iii) above, the Note and Four Million Five Hundred Thousand Dollars ($4,500,000) would be returned to Buyer. If the Deposit is split after payment of the Note on July 29, 1996, $6,000,000 would be returned to Buyer and $1,500,000 would be returned to the entity or person that paid the Note. Sellers shall credit the Deposit towards the Purchase Price at Closing.

         The Purchase Price shall be paid by wire transfer of immediately available funds on the Closing Date. The adjustments to the Purchase Price pursuant to this Section 1.4 shall be paid as described in Section 1.4(c).

         All amounts described in this Agreement or in any Schedules hereto are expressed in U.S. dollars.

                 (a) Balance Sheet Adjustment. Sellers and Buyer agree that the Purchase Price will be adjusted as of the Closing Date as follows:
         If on the Closing Date the Division's current assets on a consolidated basis exceed total liabilities by more than $1.00, the Purchase Price will be increased by the amount of such excess. If on the Closing Date the Division's total liabilities exceed current assets by more than $1.00, the Purchase Price will be reduced by the amount of such excess. As of April 30, 1996 the adjustment would increase the Purchase Price by $42,479,409 as shown on Schedule 1.4. In computing this balance sheet adjustment, the balance sheet shall be prepared in accordance with the historical accounting practices of the Division, and in accordance with the following:

                          (i) Current assets for purposes of this balance sheet
                 adjustment shall include:

                                  (A) all security deposits and any other
                          refundable deposits for the Division that are transferable to Buyer;

                                  (B) all inventory items and all prepaid
                          items, including without limitation prepaid leases, prepaid franchise fees (regardless of the length of the term of the underlying obligation), and other prepaid items that the Division has expensed in accordance with its historical accounting practices to the extent Buyer obtains remaining future value;

                                  (C) (i) all fixed assets acquired after April
                          30, 1996 and (ii) the total purchase price of acquisitions consummated after April 30, 1996

                          (other than acquisitions for which Buyer's consent is required but not granted under Section 5.11), net of cash received by Sellers from the sale of assets after April 30, 1996;

                                  (D) all long-term accounts receivable;

                                  (E) the right to reimbursement from New York
                          City for expenses incurred but not previously recorded as a receivable in connection with the "Brand Train" in New York City; and

                                  (F) cash on hand and in banks and other cash
                          items of the Division.

                          (ii) all intercompany and affiliate liabilities,
                 debts and/or receivables will be excluded from the balance sheet or treated as shareholders' equity except for Mediacom's liability of Ten Million One Hundred Thirty-Three Thousand, Three Hundred Forty Dollars ($10,133,340) to Gannett International Communications, Inc. (the "Mediacom Note"), which Buyer will cause Mediacom to pay on the Closing Date immediately after Closing; provided, however, that if Buyer determines that payment of the Mediacom Note would create a tax liability for Buyer or Mediacom, Buyer may elect (such election to be made no later than three business days prior to the Closing Date) not to cause Mediacom to pay the Mediacom Note, in which event the Mediacom Note would be cancelled and the current liabilities of the

                 Division would be decreased by $10,133,340 (thereby increasing net working capital by that amount);

                          (iii) all deferred taxes will be excluded from the
                 balance sheet or treated as shareholders' equity;

                          (iv) all accounts receivable of the Division shall be
                 net of the historical reserve for bad debts, rebates, refunds and adjustments for accounts receivable. Buyer and Sellers agree that such reserve shall be in lieu of any other adjustment related to claims or disputes of any nature related to accounts receivable; and

                          (v) total liabilities shall include accrued and
                 unpaid vacation, but shall exclude any environmental liability for which Buyer is responsible under Section 9.7.

                 (b) Prorations. In computing the balance sheet adjustment, the following proration method will be used, and the balance sheet adjustment in Section 1.4(a) will be adjusted to reflect the prorations described in this Section 1.4(b). All items of expense and revenue directly relating to the Business shall be prorated between Sellers and Buyer as of the close of business on the Closing Date. Items to be prorated shall include without limitation power and utility charges, personal property taxes and real property taxes, lease rents and other prepaid items, and trade and barter transactions. Revenues and expenses will be recognized using the Division's historical recognition practices; provided, however, that revenues derived from Outdoor postings will be prorated, where appropriate, based on the number of days of posting before and after the Closing Date. Except as otherwise provided in this Agreement, Buyer shall be responsible for all expenses incurred and shall be entitled to all revenues earned in connection with the Division after the Closing Date. Except as otherwise provided in this Agreement, Sellers shall be responsible for all expenses incurred and shall be entitled to all revenues earned in connection with the Division through the Closing Date. (For example, wages, commissions and other employee compensation for periods through the Closing Date will either be paid by Sellers or recorded as a liability on the Closing Date Balance Sheet.)

                 Sellers agree to furnish Buyer with any documents or records in Sellers' possession that may be needed for Buyer to confirm the adjustment and prorations in this Section 1.4.

                 This Section 1.4(b) shall not be interpreted so as to provide a double payment or double credit to Seller or Buyer for any item in the calculation of the Preliminary Balance Sheet or the Closing Date Balance Sheet.

                 (c) Balance Sheet Adjustment Payment. On the Closing Date, Sellers shall, to the extent practicable, make the adjustments to the Purchase Price specified in this

         Section 1.4. Sellers shall prepare and provide to Buyer a consolidated balance sheet of the Division as of the close of business on the last day of the accounting period immediately preceding the Closing Date, using all available financial data (the "Preliminary Balance Sheet"). Within 90 days after the Closing Date, Sellers will prepare and provide to Buyer an adjusted balance sheet of the Division as of the close of business on the Closing Date, and reflecting the items to be adjusted and prorated pursuant to this Section 1.4 and showing the recalculation of adjustments to the Purchase Price pursuant to the Preliminary Balance Sheet (the "Closing Date Balance Sheet"). On the 120th day after the Closing Date, all required refunds or payments under this Section 1.4 shall be made on the basis of the Closing Date Balance Sheet.

                 If any dispute arises over any amount to be refunded or paid under this Section 1.4 (whether pursuant to the Preliminary Balance Sheet or the Closing Date Balance Sheet), such refund or payment shall nonetheless be promptly made to the extent such amount is not in dispute. If any such dispute cannot be resolved by the parties, it shall be referred to a mutually satisfactory independent public accounting firm of national stature that has not been employed by any party for the two years preceding the Closing Date. The determination of such firm shall be conclusive and binding on each party. The fees of such firm shall be paid fifty percent (50%) by Sellers and fifty percent (50%) by Buyer.

         ARTICLE 2  The Closing

         2.1 Time and Place of Closing. The closing (the "Closing") of the sale and purchase of the Assets and the Shares shall be held in the offices of Gannett at 1100 Wilson Boulevard, Arlington, Virginia 22234 on the date (the "Closing Date") that is the later of (i) the first Friday or Monday after a period of three business days following the expiration (including early termination) of the waiting period provided under the Hart-Scott-Rodino Act; or
(ii) the earlier of August 15 or the first Friday or Monday after a period of three business days following (A) the completion of a tender offer by Buyer for those certain Senior Notes due 2003 issued pursuant to an Indenture between Buyer and United Trust Co. of New York ("Notes") or (B) the defeasance of such Notes; or at such other time and place as shall be mutually agreed upon by the parties.

         ARTICLE 3  Representations and Warranties of Sellers

         Sellers jointly and severally represent and warrant to Buyer as follows. For purposes of this Agreement, "Material Adverse Effect" shall mean a material adverse effect on the Business or Assets of the Division taken as a whole. The inclusion of any item in this Agreement or on a Schedule hereto shall not be deemed an acknowledgment that such item is material or did not occur in the ordinary course of the Business or would be reasonably likely to result in a Material Adverse Effect.

         3.1 Organization; Good Standing. Each Seller, NY Subways and Mediacom are corporations duly organized, validly existing and in good standing under the laws of the state or country of its incorporation. Each Seller, NY Subways and Mediacom have the full power and authority to own and operate their assets and carry on their business as now being conducted and are qualified to do business in the states or provinces in which they presently conduct business.

         3.2 Authority Relative to this Agreement. Each Seller has the full corporate power, authority and legal right to execute and deliver this Agreement and to carry out the transactions and perform its obligations contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of each Seller enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally.

         3.3 Financial Statements. Sellers have furnished to Buyer the unaudited financial statements of the Division (the "Financial Statements") for the period ending April 30, 1996 (the "Balance Sheet Date") including the following schedules attached to the letter from Gannett to Buyer dated May 29, 1996 (the "May 29 Letter"): Consolidating Balance Sheet (4/30/96); Gannett Outdoor Consolidated Financials (including for all entities) 1993-1996 (not reflecting cash flow adjustments per Schedule B of the May 29 Letter); and Gannett Outdoor Consolidated Financials (including for all entities) for Periods 1-4, 1995 and 1996. The Financial Statements, and the interim Financial Statements to be furnished to Buyer pursuant to Section 5.10, were and will be prepared in accordance with the books and records regularly maintained by Sellers with respect to the Division, are correct and complete and fairly present, and will fairly present, in all material respects the results of operations of the Division for the periods covered thereby in conformity with the historical accounting practices of the Division applied consistently for such periods. Sellers make no representation, however, regarding the collectability of the Division's accounts receivable, or the projected revenues of or financial prospects for the Division.

         3.4 Business Since the Balance Sheet Date. To Sellers' knowledge, since the Balance Sheet Date, the Business has been conducted in the ordinary course and in substantially the same manner as before the Balance Sheet Date, except for matters which would not be reasonably likely to result in a Material Adverse Effect.

         For purposes of this Agreement, the phrase "to Sellers' knowledge" means (i) as of the date hereof, Sellers' knowledge based solely on files available for review at Gannett's corporate offices, without any inquiry or investigation of files maintained at the Division's operating units or at the Division's headquarters or elsewhere, and (ii) as of the Closing Date, Seller's knowledge based solely on its knowledge under clause (i) above and on the inquiry and investigation described in Section 5.12.

         3.5 No Defaults. The execution, delivery and performance of this Agreement by each Seller will not (a) conflict with or result in any breach of any provision of the Articles of Incorporation or bylaws of any Seller, NY Subways or Mediacom, (b) violate any law, statute, rule, regulation, order, injunction or decree of any federal, state, local or foreign governmental authority or agency applicable to any Seller, NY Subways or Mediacom or any of the Assets, where such conflict, breach or violation would be reasonably likely to result in a Material Adverse Effect, or (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any contract, note, bond, mortgage or other instrument or obligation relating to the Business or to which the Assets may be subject (other than any leases, easements, license agreements or similar agreements for the right to use space and other than any Transit Agreement or any contract, note, bond, mortgage or other instrument or obligation related thereto), where such default would be reasonably likely to result in a Material Adverse Effect.

         3.6 Undisclosed Liabilities. To Sellers' knowledge, the Division has no obligation or liability of any nature which is normally shown on a balance sheet prepared in accordance with the historical practices of the Division which is not reflected or reserved against in the Financial Statements (or if not, will be so reflected or reserved on the Closing Date Balance Sheet) and which is reasonably likely to result in a Material Adverse Effect. No representation or warranty made by Sellers in this Agreement, and no statement made in any Financial Statement, certificate, document, exhibit or schedule furnished or to be furnished in connection with the transactions herein contemplated contains or will contain, as of the date delivered or made, any untrue statement of fact which would be reasonably likely to result in a Material Adverse Effect.

         3.7     Transit and PCS Agreements.  To Sellers' knowledge, Schedule
3.7 contains a list of the Transit Agreements and personal communication systems ("PCS") agreements included in the Business. To Sellers' knowledge, there are no existing defaults, events of default or other events under the Transit and PCS agreements listed in Schedule 3.7 which, with or without notice or lapse of time or both, would constitute a default or an event of default under any of such agreements and which would be reasonably likely to result in a Material Adverse Effect. Sellers are not aware whether the Transit and PCS agreements listed in Schedule 3.7 have been amended, modified or terminated or whether the Division has entered into Transit or PCS agreements not listed in
Schedule 3.7.

         For purposes of this Agreement, the phrase "Sellers are not aware" means that Sellers are not aware of the matter in question based (i) as of the date hereof, solely on files available for review at Gannett's corporate offices, without any inquiry or investigation of files maintained at the Division's operating units or at the Division's headquarters or elsewhere, and
(ii) as of the Closing Date, solely on files described in clause (i) above and files actually reviewed by Sellers as a result of the inquiry and investigation described in Section 5.12.

         Sellers shall use all reasonable efforts to cooperate with Buyer in obtaining consents to the assignment of the Transit Agreements, but the availability of consents to such assignments shall not be a condition to Buyer's obligation to close under this Agreement.

         3.8 Licenses and Authorizations. The Division is subject to federal, state, local and foreign laws, rules and regulations governing the receipt of permits for the placement, size and location of Outdoor advertising structures and displays. Sellers, NY Subways and Mediacom have all necessary permits, licenses and governmental authorizations required for the conduct of the Business as presently conducted, except where the failure to have any such permit, license or governmental authorization would not be reasonably likely to result in a Material Adverse Effect. The Division's operating units observe the Outdoor Advertising Association of America code restricting the placement of Outdoor advertising displays for the sale of alcohol or tobacco products within 500 feet of schools, churches, and playgrounds.

         3.9 Title. Sellers, NY Subways and Mediacom own and have good and valid marketable title to all real property and personal property included in the Business and sold hereunder, free and clear of all security interests, mortgages, deeds of trust, pledges, conditional sales agreements, charges, liens and encumbrances, except for liens for taxes not yet due and payable, and except for encumbrances which would not be reasonably likely to result in a Material Adverse Effect. The Shares, the Assets and the Excluded Assets include all the property and rights used by Sellers in the Business of the Division.

         3.10 Trademarks. To Sellers' knowledge, Schedule 3.10 contains a list of all trademarks, service marks and tradenames used in the Business and sold hereunder (the "Rights"). To

Sellers' knowledge, the registrations (if any) for the Rights are valid, in good standing and uncontested. Sellers possess adequate rights, licenses or other authority to use all Rights necessary to conduct the business of the Division as presently conducted, except where the failure to possess such Rights would not be reasonably likely to result in a Material Adverse Effect. Sellers are not aware of any notice with respect to any alleged infringement or unlawful or improper use of any Rights by others, or with respect to any claims that any Rights are owned or alleged to be owned by others.

         3.11 Litigation and Compliance with Laws. Except for matters (i) that have occurred in the ordinary course of the Business, (ii) which would not be reasonably likely to result in a Material Adverse Effect, (iii) shown on
Schedule 3.11, or (iv) described in Section 3.16:

                 (a) the Division has not been operating under or subject to, or in default with respect to, any order, writ, injunction, judgment or decree of any court or federal, state, local or foreign governmental authority or agency;

                 (b) neither Sellers, NY Subways or Mediacom nor any of their respective officers or agents has received any inquiry, written or oral, from any such authority concerning the Business during the 12-month period prior to the date of this Agreement;

                 (c) there is no litigation or proceeding pending by or against, or threatened against, the Division or any of the Sellers; and

                 (d) Sellers, NY Subways and Mediacom have complied with all laws, by-laws, regulations, orders or decrees applicable to the Division, including zoning and land use laws and regulations, and the present uses by such parties of the assets of the Division do not violate or fail to comply with any such laws, regulations, orders or decrees in any material respect, and there is no basis for any claim for compensation or damage or other legal or equitable relief from any violation of the foregoing.

         3.12 Taxes. Sellers, NY Subways and Mediacom have filed, or caused to be filed, or have filed extensions for, all federal, state, local and foreign tax returns required to be filed by them with respect to the Business and have paid, or made provisions for the payment of (a) all taxes due for the periods covered by such returns, except such accrued and unpaid taxes for which appropriate accruals have been made in the Financial Statements, and (b) all deficiencies assessed as a result of any examination of such returns.

         3.13 Employees. To Sellers' knowledge, Schedule 3.13 lists the Division's full-time employee count by department and the collective bargaining agreements in place for the Division.

Except as disclosed on Schedule 3.13, no Seller is a party to any employment contract or collective bargaining agreement or any other labor agreement covering or relating to any of the employees of the Division, and neither Seller, NY Subways nor Mediacom has recognized or received a demand for recognition of any collective bargaining representative with respect to the Division. To Sellers' knowledge, no labor strike, slow-down or work stoppage is pending or threatened with respect to the Division.

         3.14 Changes. Except for matters (i) that have occurred in the ordinary course of the Business, (ii) which would not be reasonably likely to result in a Material Adverse Effect, (iii) shown on Schedule 3.14, or (iv) that are permitted under Section 5.11, to Sellers' knowledge, since the Balance Sheet Date, neither Sellers, NY Subways nor Mediacom have (a) mortgaged, pledged or subjected to a lien or any other encumbrance, any of the assets of the Division, or incurred liabilities affecting the Business; (b) sold or transferred any material asset used or useful in the business of the Division;
(c) made any loans, advances or capital contributions to, or investments in, any person or entity in connection with the Business (other than cash advances to employees, officers or directors for reimbursable expenses); (d) authorized or made any capital expenditures or commitment or contract for any capital improvements in connection with the Business; or (e) suffered any loss, damage or casualty with respect to any asset of the Division.

         3.15 Brokers. There is no broker or finder or other person who would have any valid claim against Buyer for a commission or brokerage fees in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by any Seller, NY Subways or Mediacom.

         3.16 Environmental Laws. Except for matters (i) that have occurred in the ordinary course of the Business, (ii) which would not be reasonably likely to result in a Material Adverse Effect, or (iii) shown on Schedule 3.16, to Sellers' knowledge:

                 (a) the Division is in compliance with all applicable environmental laws and regulations;

                 (b) no release, emission or discharge into the environment of hazardous or toxic substances or waste has occurred in connection with the Business or is presently occurring which would result in liability under the Comprehensive Environmental Response, Compensation and Liability Act or similar state laws or which are in excess of permitted levels or reportable quantities under any applicable environmental law or regulation; and

                 (c) the Division has not received any written notice of investigation or been operating under or subject to, or in default with respect to, any order, writ, injunction, judgment or decree of any court or federal, state, local or foreign governmental authority or agency with respect to any applicable environmental law or regulation.

         3.17 Capitalization of NY Subways and Mediacom. The Shares consist of (i) with respect to NY Subways, 100,000 shares of common stock, par value $1.00 per share, of which 200 shares are outstanding as of the date hereof and
(ii) with respect to Mediacom, those shares described in Schedule 3.17 (which Schedule shall be delivered prior to Closing). All of the Shares have been duly authorized, validly issued and are fully paid and non-assessable. There is no existing option, warrant, call, commitment or other security or agreement of any kind to which NY Subways or Mediacom or Gannett is a party requiring, and there are no convertible securities of NY Subways or Mediacom outstanding which upon conversion would require, the issuance of any additional shares of capital stock of NY Subways or Mediacom or other securities convertible into shares of capital stock or any debt or equity security of NY Subways or Mediacom of any kind. The final redemption of a limited, non-controlling number of Mediacom shares formerly owned by third parties (the "Mediacom minority shareholders") has not been completed, however. Gannett is the record and beneficial owner of the Shares, free and clear of any and all encumbrances. Gannett's delivery of the Shares to Buyer will convey to Buyer good and marketable title to all the Shares, free and clear of any and all encumbrances.

         3.18 Pension Plans. The Canadian Plan, the Union Plans and the Gannett Co., Inc. 401(k) Plan are in compliance with applicable law and the terms of such plans, except for any noncompliance which would not have a Material Adverse Effect. Sellers, NY Subways and Mediacom either are current in their obligations to make contributions to such plans, or such obligations will be reflected on the Closing Date Balance Sheet. Neither Sellers, Mediacom nor NY Subways is subject to any penalty or other tax arising from the operation of such plans. Neither the Sellers, NY Subways nor Mediacom has made any partial or complete withdrawal from any multiemployer pension plan covering any employees of the Division that would result in a withdrawal liability to NY Subways or Mediacom.

         ARTICLE 4  Representations and Warranties of Buyer

         Buyer represents and warrants to Sellers as follows:

         4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Authority Relative to this Agreement. Buyer has the full corporate power, authority and legal right to execute and deliver this Agreement and to carry out the transactions and perform its obligations contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally.

         4.3 No Defaults. The execution, delivery and performance of this Agreement by Buyer will not (a) materially conflict with or result in any breach of any provision of the Articles of Incorporation or bylaws of Buyer,
(b) violate any law, statute, rule, regulation, order, injunction or decree of any federal, state or local governmental authority or agency applicable to Buyer.

         4.4 Brokers. There is no broker or finder or other person who would have any valid claim against Sellers for a commission, brokerage or fees in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Buyer except for Dennis Brush, whose fees will be paid by Buyer.

         ARTICLE 5  Covenants of Sellers Pending the Closing Date

         Sellers covenant and agree that from the date hereof to and including the Closing Date and thereafter with respect to Sections 5.6 and 5.13:

         5.1 Maintenance of Business. Sellers shall continue, and shall cause NY Subways and Mediacom to continue to carry on the business of the Division, maintain its plant and equipment and keep its books of account, records and files in substantially the same manner as heretofore in the ordinary course.

         5.2 Organization, Goodwill. Sellers will cause the Division substantially to preserve (i) its business organization intact, and (ii) the goodwill of its suppliers, customers and others having business relations with it.

         5.3 Further Information. At the request of Buyer, Sellers shall from time to time give or cause to be given to Buyer and its representatives all information concerning the affairs of the Division as Buyer may reasonably request, provided that such information shall be limited to information available at Gannett's corporate headquarters until such time as Sellers have informed the Division's executives of this Agreement or have made a public announcement or issued a press release concerning the transactions contemplated herein, whichever is earlier. In connection with any due diligence review of the Business or the Assets at any time, however, Buyer may not have access to

Division's employees or plants without Sellers' prior written consent.

         5.4 Representations and Warranties. Sellers shall give written notice to Buyer promptly upon the occurrence of, or promptly upon Sellers' becoming aware of the existence of or the impending or threatened occurrence of, any event which would cause or constitute a breach or which would have caused or constituted a breach, had such event occurred or been known to Sellers prior to the date hereof, of any of their representations or warranties contained in this Agreement as updated pursuant to Section 5.12.

         5.5 Notice of Proceedings. Sellers will promptly notify Buyer in writing upon becoming aware of any order or decree or receiving any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder or that would be reasonably likely to result in a Material Adverse Effect, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute any action or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

         5.6 Bulk Sales Indemnity. As an inducement to Buyer to waive compliance with the provisions of any applicable bulk transfer laws, Sellers covenant that all debts, obligations and liabilities of Sellers not expressly assumed by Buyer under this Agreement will be promptly paid and discharged by Sellers as and when they become due and payable. Sellers further agree to hold Buyer harmless from all Loss and Expense (as defined in Section 9.2) suffered by Buyer by reason of Sellers' non-compliance with any applicable bulk transfer law.

         5.7     Consummation of Agreement.  Subject to the provisions of
Section 10.1, Sellers shall use all reasonable efforts to perform and fulfill all conditions and obligations on their part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

         5.8 Expenses. Sellers shall bear and punctually pay for all of their expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation accounting and legal fees.

         5.9 Hart-Scott-Rodino Act. As soon as possible after the execution of this Agreement, but in no event later than three business days thereafter, Sellers shall prepare and file all documents with the Federal Trade Commission and the United States

Department of Justice as are required to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all documents relating to the Canadian filing, if any, and shall promptly furnish all materials and information thereafter requested by any of the regulatory agencies having jurisdiction over such filings.

         5.10 Interim Financial Statements. Sellers shall deliver to Buyer unaudited interim balance sheets and statements of revenue and expense of the Division substantially in the form of the Financial Statements promptly after the close of each of the Division's accounting periods that occurs between the Balance Sheet Date and the Closing Date.

         5.11 Other Acquisitions. Sellers shall not, and shall not permit NY Subways or Mediacom to, enter into any acquisition agreement for the purchase of assets with a net purchase price of more than $1 million per transaction, including without limitation those described in Schedule 5.11, without the consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.

         5.12 Due Diligence; Revised Schedules. Sellers shall conduct reasonable due diligence to confirm Sellers' representations, warranties, covenants and agreements hereunder. Sellers shall provide Buyer with revised Schedules reflecting information obtained from the Division after execution of this Agreement and prior to Closing. In connection therewith, Sellers will request appropriate information from the Division's executives and general managers. Sellers shall review all such information obtained to determine whether additional inquiry is required.

         5.13 Transit Agreement Consents. Sellers shall cooperate with Buyer in seeking any necessary consents to the transfer of the Transit Agreements listed in Schedule 3.7. In the event a municipal consent is required and is not obtainable prior to the Closing Date, Sellers shall cooperate with Buyer to restructure the proposed transfer and the relationship between Sellers and Buyer in order to accomplish the same business, financial and risk allocation objectives as would be accomplished under a transfer as contemplated by this Agreement without breaching the terms of any such agreement; provided, however, that Buyer shall assume the risk of claims, losses, liabilities, costs or expenses arising out of any restructured arrangement and, if no such arrangement is reasonably possible, Buyer and Sellers shall nevertheless execute transfer documentation to effect the transfers contemplated by this Agreement at mutually agreeable times but not later than six (6) months after the Closing Date for all such transfers. Sellers may elect to extend the six-month period if they determine, in their sole discretion, that there is a reasonable prospect for reaching a satisfactory restructured arrangement in the near future.

         ARTICLE 6  Covenants of Buyer Pending the Closing Date

         The Buyer covenants and agrees that from the date hereof to and including the Closing Date:

         6.1 Representations and Warranties. Buyer shall give written notice to Sellers promptly upon the occurrence of, or promptly upon Buyer's becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach, or which would have caused or constituted a breach, had such event occurred or been known to Buyer prior to the date hereof, of any of the representations or warranties contained in this Agreement.

         6.2 Corporate Action. Buyer will take all necessary corporate and other action required of it to carry out the transactions contemplated by this Agreement.

         6.3 Notice of Proceedings. Buyer will promptly notify Sellers in writing upon becoming aware of any default or event of default, or any condition or event which, with or without notice or lapse of time or both, would constitute a default or event of default under any of its existing financing agreements, or any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute any action or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

         6.4     Consummation of Agreement.  Subject to the provisions of
Section 10.1, Buyer shall use all reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

         6.5 Expenses. Buyer shall bear and punctually pay for all of its expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation (a) accounting and legal fees, (b) all expenses of any title insurance Buyer elects to obtain covering the real property included in the Assets, (c) any sales or transfer taxes arising from transfer of the Assets or Shares to Buyer, including any real estate transfer tax payable in connection with the transfer to Buyer of any real property or leasehold interests, and (d) the Hart-Scott-Rodino filing fee.

         6.6 Hart-Scott-Rodino Act. As soon as possible after the execution of this Agreement, but in no event later than three business days thereafter, Buyer shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice as are required to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all documents relating to the Canadian filing, if any, and shall promptly furnish all materials and information thereafter requested by any of the regulatory agencies having jurisdiction over such filings. In furtherance of the foregoing, Buyer covenants to take all necessary and proper steps to dispose of its Denver Outdoor operations.

         6.7 Letters of Credit; Sureties. Effective as of the Closing Date Buyer shall have (a) obtained a release of Sellers from all obligations or agreements for letters of credit, bonds, surety arrangements and all guarantees or similar assurances which give rise to a liability of Sellers for obligations related to the Business, and Buyer shall have replaced all such agreements held by third parties or (b) delivered to Sellers separate letters of credit, bonds and/or other surety arrangements which provide complete and total indemnity for such obligations of Seller that are not released, which arrangements must be in form acceptable to Sellers.

         ARTICLE 7  Conditions to the Obligations of Sellers

         The obligations of Sellers under this Agreement are, at the option of Sellers, subject to the fulfillment of the following conditions prior to or at the Closing Date:

         7.1     Representations, Warranties, Covenants.

                 (a) All representations and warranties of Buyer contained in this Agreement and in any statement, certificate, schedule or other document delivered by Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby, shall have been true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall then be true and accurate in all material respects; and

                 (b) Buyer shall have substantially performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         7.2 Proceedings. No action or proceeding shall have been instituted or threatened against any of the parties to this Agreement before any court or governmental department, agency or commission to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated hereby; and neither Buyer nor Sellers shall have received written notice from any court or governmental department, agency or commission of its intention to (a) institute any action or proceeding to restrain or enjoin or nullify or render ineffective this Agreement or such transactions if consummated, or (b) commence any investigation (other than a routine letter of inquiry, including a routine Civil Investigation Demand) into the consummation of this Agreement and the transactions contemplated hereby, which in the reasonable opinion of Sellers would make it inadvisable to consummate such transactions; provided that in the event an investigation is instituted, this Agreement may not be abandoned by the Sellers for a period of 30 days from the date notice of institution thereof is first received by either Sellers or Buyer (but consummation hereof shall be delayed during such period), and may not be abandoned pursuant to this Section 7.2 thereafter except upon advice of counsel to Sellers that there is a reasonable probability that such an investigation may result in an action or proceeding of the type described in the second clause of this Section 7.2.

         7.3 Hart-Scott-Rodino. The waiting period under the Hart-Scott-Rodino Act shall have expired, appropriate Canadian approval shall have been obtained, if required, and there shall not be outstanding any order of a court restraining the transactions contemplated hereby or imposing on any Seller any conditions with respect to disposition of any of the Assets or

Shares, or any conditions that could affect any of the Sellers' properties or businesses not covered by this Agreement.

         7.4     Receipt of Documents.  Sellers shall have received at the
Closing:

                 (a) funds equal to the Purchase Price;

                 (b) an assumption agreement, pursuant to which Buyer shall assume Sellers' liabilities and obligations as provided in Section 1.3;

                 (c) a release, in form and substance satisfactory to Sellers, evidencing Sellers' release from their obligations under the Transit Agreements and the cancellation of any related bonds, letters of credit or deposits, or if despite Buyer's best efforts such releases have not been obtained, Buyer shall deliver a letter of credit to Sellers, in amount, form and substance satisfactory to Sellers, as security for any continuing obligations of Sellers under the Transit Agreements; and

                 (d) an opinion of Powell, Goldstein, Frazer & Murphy, counsel to Buyer, in the form attached as Exhibit B.

         ARTICLE 8  Conditions to the Obligations of Buyer.

         The obligations of Buyer under this Agreement are, at the option of Buyer, subject to the fulfillment of the following conditions prior to or at the Closing Date:

         8.1     Representations, Warranties, Covenants.

                 (a) All representations and warranties of Sellers contained in this Agreement and in any statement, certificate, schedule or other document delivered by Sellers pursuant to this Agreement or in connection with the transactions contemplated hereby, shall have been true and accurate as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall then be true and accurate (taking into account (i) all modifications to the Schedules to this Agreement pursuant to Section 5.12 and (ii) the definitions of the phrases "to Sellers' knowledge" and "Sellers are not aware" as provided in Sections 3.4 and 3.7, respectively);

                 (b) Sellers shall have substantially performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by them prior to or at the Closing Date; and

                 (c) There shall have been no changes in the Business or Assets since the Balance Sheet Date resulting in a Material Adverse Effect, other than matters arising in the ordinary course of the Business.
         The word "changes" as used in this Section 8.1(c) also includes any items included on the Revised Schedules which were not on the Schedules delivered upon execution of this Agreement.

         8.2 Proceedings. No action or proceeding shall have been instituted or threatened against any of the parties to this Agreement, before any court or governmental department, agency or commission to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated hereby; and neither Buyer nor Sellers shall have received written notice from any court or governmental department, agency or commission of its intention to (a) institute any action or proceeding to restrain or enjoin or nullify or render ineffective this Agreement or such transactions if consummated, or (b) commence any investigation (other than a routine letter of inquiry, including a routine Civil Investigation Demand) into the consummation of this Agreement and the transactions contemplated hereby, which in the reasonable opinion of Buyer would make it inadvisable to consummate such transactions; provided that in the event an investigation is instituted, this Agreement may not be abandoned by the Buyer for a period of 30 days from the date notice of institution thereof is first received by either Sellers or Buyer (but consummation hereof shall be delayed during such period), and may not be abandoned pursuant to this Section
8.2 thereafter except upon advice of counsel to Buyer that (i) there is a reasonable probability that such an investigation may result in an action or proceeding of the type described in the second clause of this Section 8.2, and
(ii) that such an investigation is not based in whole or in part on Buyer's failure to dispose of its Denver operations.

         8.3 Damage to the Assets. If on the Closing Date the real or personal properties used in the Division shall have suffered damage on account of fire, explosion or other cause of any nature, but such damage has not resulted in a Material Adverse Effect, Buyer shall complete the purchase hereunder and collect and receive on behalf of Sellers the proceeds of any insurance payable to Sellers on account of the damage. If such damage has resulted in a Material Adverse Effect, Buyer shall have the right at its election (i) to complete the purchase hereunder and collect and receive on behalf of Sellers the proceeds of any insurance payable to Sellers on account of the damage or (ii) to terminate this Agreement by providing written notice to Sellers specifying the Material Adverse Effect, and upon such termination Buyer and Sellers shall be released from any liability under this Agreement.

         8.4 Hart-Scott-Rodino. The waiting period under the Hart-Scott-Rodino Act shall have expired, and appropriate Canadian approval shall have been obtained, if required, and there shall not be outstanding any order of a court restraining the transactions contemplated hereby.

         8.5     Receipt of Documents.  Buyer shall have received at the
Closing:

                 (a) such limited warranty deeds with respect to office or production facilities and otherwise quitclaim deeds (without specific legal descriptions but otherwise in form and substance reasonably satisfactory to Buyer) sufficient to transfer all of Sellers' interest in the real property included in the Assets;

                 (b) a bill of sale for all personal property included in the Assets;

                 (c) an opinion of Kristin H. Kent, counsel to Sellers, in the form attached as Exhibit C (in rendering the opinion called for by this section, Ms. Kent may rely on the opinions of other counsel satisfactory to her with respect to any matters involving the laws of any jurisdiction other than New York and Virginia);

                 (d) an assignment of all of Sellers' right, title and interest to all contracts, leases, licenses and permits used in the Business;

                 (e) a receipt for the Purchase Price;

                 (f) certificates duly endorsed (or with powers of attorney attached) representing all of the Shares;

                 (g) the Option in the form attached as Exhibit D; and

                 (h) revised Schedules pursuant to Section 5.12.

         ARTICLE 9  Indemnification

         9.1 Survival. The several representations, warranties, covenants and agreements of Sellers and Buyer contained in or made pursuant to this Agreement shall be deemed to have been made on the Closing Date, shall survive the Closing Date and shall remain operative and in full force and effect for a period of one year after the Closing Date, except that (i) the representations contained in Sections 3.9, 3.11, 3.16 and 3.18 shall survive for a period of three years after the Closing Date, and (ii) the representations, warranties, covenants and agreements contained in Sections 3.2, 3.12, 3.17, 4.2, 6.7, 9.2(c), 9.3(c), 9.3(d) and 9.3(e) shall survive for the time limit imposed by the statute of limitations applicable to any claim for which indemnity is sought.

         9.2 Indemnification of Buyer. Sellers agree that they shall indemnify and hold Buyer harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for reasonable attorneys' fees and disbursements ("Loss and Expense"), suffered by Buyer by reason of:

                 (a) any breach of representation or warranty made by Sellers pursuant to this Agreement;

                 (b) any failure by Sellers to perform or fulfill any of their respective covenants or agreements set forth in this Agreement; and

                 (c) any failure by Sellers to pay or perform when due any of their respective liabilities or obligations arising out of or related to the Division which have not been assumed by Buyer hereunder;

provided, however, that Sellers will not be responsible for any Loss or Expense until the cumulative aggregate amount of such Loss or Expense results in a Material Adverse Effect, in which case Sellers shall then be liable for all such Loss or Expense; provided further that Sellers shall be liable for retained tax liabilities under Section 1.3(b)(iii), retained Mediacom minority shareholder liabilities under Section 1.3(b)(vii), and any balance sheet adjustment refund due Buyer under Section 1.4 without regard to a Material Adverse Effect, and provided further that Buyer shall not be entitled to include in Loss or Expense any claims related to accounts receivable.

         9.3 Indemnification of Sellers. Buyer agrees that it shall indemnify and hold Sellers harmless from and against any and all Loss and Expense suffered by Sellers by reason of:

                 (a) any material breach of representation or warranty made by Buyer pursuant to this Agreement;

                 (b) any material failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement;

                 (c) any failure by Buyer to pay or discharge on or after the Closing Date any liabilities or obligations assumed by Buyer hereunder, or any obligations of Buyer under Sections 1.4, 6.7 or 10.2;

                 (d) any liabilities or obligations arising out of the Transit Agreements on or after the Closing Date or any liabilities or obligations of Buyer under Section 5.13; and

                 (e) any liability with respect to claims by third parties asserted after the Closing Date which arise from occurrences prior to the Closing Date but only to the extent that the Loss and Expense is not reimbursed by insurance policies of Sellers.

         9.4 Notice of Claims. If Gannett Co., Inc. (on behalf of any Seller) or Buyer believes that it has suffered or incurred any Loss and Expense (the "Indemnified Party"), it shall notify the other party (the "Indemnifying Party") promptly in writing and within the applicable time period specified in
Section 9.1, describing such Loss and Expense, the amount thereof if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. The amount of the Loss and Expense set forth in the notice shall not be a limitation on any claim for the actual amount of such Loss and Expense, however.

         If the Indemnifying Party does not object in writing to an indemnification notice claim within 45 days after receiving notice, the Indemnified Party shall be entitled to recover promptly from the Indemnifying Party the amount of such claim, but such recovery shall not be deemed to limit the amount of any additional indemnification to which the Indemnified Party may be entitled pursuant to this
Article 9. If the Indemnifying Party asserts that it has an indemnification obligation in a lesser amount than claimed, the Indemnified Party shall nevertheless be entitled to recover promptly from the Indemnifying Party the lesser amount, without prejudice to the Indemnified Party's claim for the difference.

         9.5 Defense of Third Party Claims. If any action at law or in equity is instituted by a third party (a "Claim") with respect to which any of the parties intends to claim a Loss and Expense under this Article 9, such party shall promptly notify the Indemnifying Party of such Claim. The Indemnifying Party shall have the right to conduct and control any Claim through counsel of its own choosing, but the Indemnified Party may, at its election, participate in the defense of any such Claim at its sole cost and expense. If the Indemnifying Party does not notify the Indemnified Party within ten (10) days after receipt of the notice specified in this Section 9.5 that it is defending any such Claim, then the Indemnified Party may defend such Claim and settle such Claim, through counsel of its own choosing, and recover from the Indemnifying Party the amount of such settlement or of any judgment and the costs and expenses of such defense, including, but not limited to, reasonable attorneys' fees and disbursements.

         Notwithstanding the foregoing, the failure by a party to abide by these terms and conditions shall not affect the other party's obligations to indemnify such party against Loss and Expense under this Article 9.

         9.6 Settlements. No settlement made by an Indemnifying Party shall be binding on the Indemnified Party unless the proposed settlement has been approved in writing in advance by the Indemnified Party. The Indemnifying Party will give the Indemnified Party at least fifteen (15) days' notice of any proposed settlement or compromise of any Claim it is defending. If the Indemnified Party unreasonably rejects the proposed settlement or compromise, it shall be obligated to assume the defense of and full and complete liability and responsibility for such Claim.

         9.7 Determination of Responsibility for Loss and Expense for Environmental Claims. Notwithstanding the provisions of Sections 9.2 and 9.3, but subject to the provisions of Section 10.15, Buyer and Sellers have agreed to allocate responsibility for environmental matters as follows:

                 (a) Sellers are responsible for Loss or Expense for environmental claims (i) arising out of circumstances, actions, omissions or events occurring or existing prior to the Closing Date that were not (or are not) in the ordinary course of the Business, except for those matters disclosed in Schedule 3.16 and
         (ii) related to the Mission Road Parcel; and

                 (b) Buyer is responsible for Loss or Expense for environmental claims arising out of (i) those matters disclosed in
         Schedule 3.16 and (ii) circumstances, actions, omissions or events, whether occurring or existing before or after the Closing Date, that were (or are) in the ordinary course of the Business.

         9.8 Buyer's Knowledge. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Sellers be liable to Buyer from and after the Closing Date for any matter of which Buyer had knowledge on or before the Closing Date.

         9.9 Sellers' Knowledge. Notwithstanding anything to the contrary contained herein, any information that is communicated to Sellers by Buyer in writing on or before the Closing Date becomes Sellers' knowledge as used herein.

         ARTICLE 10  Miscellaneous Provisions

         10.1 Termination. This Agreement may be terminated by Sellers or Buyer at any time prior to the Closing Date (a) by the mutual consent of Sellers and Buyer; or (b) by Sellers if any of the conditions in Article 7 have not been met by the time required and have not been waived; or (c) by Buyer if any of the conditions in
Article 8 have not been met by the time required and have not been waived; or
(d) upon notice to the other party if, without fault on the part of the notifying party, the Closing has not taken place by September 30, 1996. In the event of any termination pursuant to this Section 10.1, each party shall deliver to the other upon request all documents, work papers and other materials furnished by the other relating to the transactions contemplated hereby, or shall destroy all such materials. A termination pursuant to this
Section 10.1 shall not relieve either party of liability it would otherwise have for a breach of this Agreement.

         10.2    Employees and Employee Benefits.

                 (a) Buyer agrees to hire all of the Division's active employees upon Closing except for six senior managers of the Division ("Senior Managers") to be mutually agreed upon by the parties. For purposes of this Section, "active employees" shall include only those current employees who are actively working immediately prior to the Closing Date or who are on sick leave, vacation, short-term disability or authorized leave of absence of six months or less. Buyer shall be responsible for and shall pay for all compensation, benefits and other payments due to all active employees of the Division who accept Buyer's offer of employment to become employed by Buyer after the Closing Date pursuant to this transaction ("Hired Employees"). With respect to active employees of the Division (other than the Senior Managers) as of the day preceding the Closing Date who are not employed by Buyer after the Closing Date pursuant to this transaction, Buyer agrees to assume the following liabilities and obligations: (i) severance liabilities in accordance with a severance policy of one week of salary for every full year of employment with the Division (or Gannett Co., Inc. or any of its affiliates) prior to the Closing Date (with a minimum of four weeks of salary and a maximum of twenty-six weeks of salary) (the "Severance Policy"), (ii) all obligations under federal, state or foreign plant closing statutes including the WARN Act, (iii) Sellers' medical insurance costs relating to COBRA coverage, and (iv) employee benefit obligations of Mediacom, or arising under the laws of Canada or any of its governmental agencies or divisions. Buyer also agrees to provide medical insurance coverage to all Hired Employees, beginning on the Closing Date, with coverage to be effective without any waiting period and without any exclusions for pre-existing conditions.

                 (b) Sellers shall be responsible for and shall pay for (i) all compensation, benefits and other payments due to all employees and former employees of the Division prior to the Closing Date, (ii) all compensation and benefits due to the Senior Managers before and after the Closing Date, (iii) all benefits payable to employees who retired from the Division prior to the Closing Date, and (iv) all benefits payable to employees who are not considered "active employees" immediately prior to the Closing Date.

                 (c) On the Closing Date, Sellers shall transfer and assign or cause to be transferred and assigned to Buyer all of the pension plan assets of the Canadian Plan and the Union Plans, and Buyer shall assume all of the obligations and liabilities to employees under such plans and Buyer shall become the plan sponsor. Sellers shall retain the pension plan assets and liabilities to all employees who participate in the Gannett Co., Inc. Retirement Plan.

                 (d) Buyer has established a qualified employee benefit plan and trust under Section 401(k) of the Internal Revenue Code ("Buyer's Plan"). On the Closing Date or within 90 days thereafter, Sellers shall transfer to the Buyer's Plan all of the assets in the Gannett Co., Inc. 401(k) Plan ("Gannett 401(k) Plan") held for the accounts of employees of the Division hired by Buyer, and Buyer shall assume the liabilities of the Sellers and of the Gannett 401(k) Plan to the employees whose accounts are so transferred. The assets shall be liquidated and transferred in cash unless the parties agree in writing to the transfer of all or any portion of the assets in kind. Buyer's Plan shall preserve the accrued benefits of such employees as of the transfer date. Buyer shall identify all employees whose accounts shall be transferred at least 30 days prior to the proposed transfer. Buyer shall indemnify and hold Sellers and the Gannett 401(k) Plan harmless from all Loss and Expense under Section 9.3(c) in connection with any 401(k) claims asserted with respect to the Gannett 401(k) Plan by employees whose assets were transferred.

                 (e) Buyer agrees to maintain the Severance Policy for the benefit of all Hired Employees for a period of at least six months following the Closing Date and, in determining any benefits thereunder, shall credit a Hired Employee with service for employment with the Division prior to the Closing Date.

         10.3 Imprints; Madison Avenue Lease. Buyer agrees by not later than 6 months after the Closing Date to remove from all advertising displays, vehicles and equipment included in the Assets all imprints containing the tradenames retained by Sellers as Excluded Assets. Until the earlier of removal or the conclusion of the 6-month period described above, Sellers agree that Buyer may display Sellers' tradenames on the imprints of the Business.

         Buyer agrees that the Division shall not occupy the space currently used by the Division under the Madison Avenue Lease, beginning on the Closing Date.

         10.4 Risk of Loss. Material risk of loss or damage to the Assets to be transferred hereunder by fire or other casualty prior to the Closing Date shall be borne by Sellers, and on and after the Closing Date shall be borne by Buyer.

         10.5 Data Processing Services. Sellers agree that for a period of 60 days following the Closing Date Buyer may continue to use the data processing services made available to the Division by Sellers and their affiliated entities, at the same levels of service as presently provided, at a cost of $15,000. Within 30 days after the Closing Date, Sellers will advise Buyer of the service fee (which service fee shall include, among other things, all of Sellers' direct and indirect costs for the services) and terms that would be applicable to continuation of the data processing services arrangement after the initial 60-day period. If Buyer does not elect to accept Sellers' terms, then the availability of data processing services will cease at the end of the initial 60-day period.

         10.6 Access to Records. For the period beginning on the Closing Date and ending when all of Sellers' tax years through 1996 are closed by the IRS and the Canadian tax authorities, Buyer will retain, and make available to Sellers as Sellers reasonably request, all files and records related to the Division prior to the Closing Date. No such records shall be destroyed by Buyer after that time without Buyer's first offering them to

Sellers. Buyer shall permit Sellers' representatives full access to and use of the records of the Division as may be deemed appropriate by such representatives for the purpose of preparing the balance sheet adjustments referenced in Section 1.4(c). Sellers shall notify Buyer when all of Sellers' tax years through 1996 are closed by the IRS and the Canadian tax authorities. Buyer shall, and shall cause Mediacom to, cooperate with Sellers in connection with the reporting or filing of any form, report, return or other documents related to periods of time for which Sellers may be responsible under this Agreement.

         10.7 Tax Returns. Gannett shall remain solely responsible to file or cause to be filed all U.S. federal, state and local tax returns required to be filed by or on behalf of NY Subways, and all Canadian federal, provincial and local tax returns required to be filed by or on behalf of Mediacom and its subsidiaries, covering any period of time ending prior to or on the Closing Date, and to pay all taxes due for the periods covered by such returns, except such accrued and unpaid taxes not yet due for which appropriate accruals have been made in the Closing Date Balance Sheet. Gannett shall be entitled to any refund of taxes attributable to such returns and periods. Buyer shall remain solely responsible to file or cause to be filed all U.S. federal, state and local tax returns required to be filed by or on behalf of NY Subways, and all Canadian federal, provincial and local tax returns required to be filed by or on behalf of

Mediacom and its subsidiaries, covering any period of time that begins on the date after the Closing Date, and to pay all taxes due for the periods covered by such returns. For U.S. federal consolidated return purposes, the income or loss of NY Subways shall be allocated to Gannett for the period up to and including the Closing Date, and to Buyer for the period after the Closing Date, by closing the books of NY Subways as of the close of business on the Closing Date. Buyer shall not be permitted to make an election under Section 338(g) of the Internal Revenue Code (U.S.) for Mediacom or any of its subsidiaries without the prior approval of Gannett. Neither Mediacom nor any of its subsidiaries shall effect any extraordinary transactions that would cause an adverse tax consequence for Gannett until after 1996 without the prior approval of Gannett.

         10.8 Further Assurances and Consents. From time to time after the Closing Date, without further consideration (a) Sellers and Buyer will execute and deliver, or cause to be executed and delivered, such documents as the other may reasonably request in order to effect the transactions contemplated herein and to effectively vest in Buyer good title to the Assets or the Shares, and
(b) Sellers agree to use reasonable efforts to cooperate with Buyer to obtain any necessary third party consents or approvals to the assignment or transfer to Buyer of any contracts, leases, licenses and permits included in the Assets; provided, however, that Sellers shall not be required to make any payments or incur any obligations to any third parties in connection with the obtaining of any such consents or approvals.

         10.9 Waiver of Compliance. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by the party granting the waiver. Any such waiver or failure to insist upon strict compliance with a term of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

         10.10 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      If to Sellers, to:

                          Douglas H. McCorkindale, Vice Chairman
                          Gannett Co., Inc.
                          1100 Wilson Boulevard
                          Arlington, VA 22234
                          Fax No. 703/558-4634

                           With a copy to:

                          Thomas L. Chapple, Esq., Senior Vice President
                                  and General Counsel
                          Gannett Co., Inc.
                          1100 Wilson Boulevard
                          Arlington, VA 22234
                          Fax No. 703/558-3897

                 (b)      If to Buyer, to:

                          Mr. Arthur R. Moreno, President and CEO
                          Outdoor Systems Advertising
                          2502 North Black Canyon Highway
                          Phoenix, Arizona 85009
                          Fax No. 602/433-2482

                          With a copy to:

                          William B. Shearer, Jr., Esq.
                          Powell, Goldstein, Frazer & Murphy
                          191 Peachtree Street, N.E.
                          Sixteenth Floor
                          Atlanta, Georgia 30303
                          Fax No. 404/572-6999


         10.11 Assignment. This Agreement and all of its terms shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. This Agreement shall not be assigned by either party, except that (i) Sellers may assign or transfer this Agreement to any affiliate or subsidiary of Gannett Co., Inc., and (ii) Buyer may assign its rights under this Agreement as collateral security under financing agreements entered into by Buyer for the purpose of obtaining the funds required for the Purchase Price. In the event of any permitted assignment by Sellers or Buyer hereunder, any such assignee shall be bound by all the terms and conditions set forth in this Agreement, and no such assignment shall release Sellers or Buyer from their obligations and liabilities hereunder.

         10.12 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to its choice of law principles or the laws of any other state.

         10.13 Confidential Information; Public Announcements. The parties agree that the Non-Disclosure Agreement between Gannett Co., Inc. and Buyer dated May 29, 1996 (the "Non-Disclosure Agreement") remains in full force and effect and shall survive the execution and delivery of this Agreement.

         No public announcement (including an announcement to employees) or press release concerning the transactions provided for herein shall be made by Gannett Co., Inc. (on behalf of any Seller) or by Buyer without the prior written approval of the other party. In no event shall any party disclose the Purchase Price unless such disclosure is required by law, except that Buyer or Sellers may disclose the Purchase Price to Buyer's lenders and investors and to the Securities and Exchange Commission.

         10.14 No Third Party Rights. Nothing in this Agreement shall be deemed to create any right on the part of any person or entity not a party to this Agreement, except that Buyer may assign its rights under this Agreement as collateral security under financing agreements entered into by Buyer for the purpose of obtaining the funds required for the Purchase Price.

         10.15   Option for Mission Road and other Office and Production
Facilities.

                 (a) At any time prior to the fifth business day preceding the Closing Date, Buyer may elect by written notice to Sellers that it shall include the Mission Road property in the Assets, in consideration for the assumption by Buyer of all Loss or Expense related thereto without any change in the Purchase Price or the balance sheet adjustments pursuant to Section 1.4 above.

                 (b) At any time prior to the fifth business day preceding the Closing Date, Buyer may elect by written notice to Sellers to exclude any office or production facility ("Excluded Facility") from the real property that would otherwise be included in the Assets. In such event, notwithstanding the provisions of Section 9.7, any such Excluded Facility shall be an Excluded Asset under Section 1.2 above and Sellers shall remain responsible for all Loss or Expense related to the Excluded Facility. There shall be no reduction in the Purchase Price or the balance sheet adjustments pursuant to Section 1.4 to reflect the exclusion of the Excluded Facility from the Assets.

         10.16 Entire Agreement; Amendments. This Agreement, including the Exhibits and Schedules hereto and the Non-Disclosure Agreement, embodies the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior agreements and understandings between the parties. This Agreement may not be amended except in a writing signed by both parties.

         Sellers and Buyer have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

SELLERS:                                    BUYER:

GANNETT CO., INC.                           OUTDOOR SYSTEMS, INC.


By: /s/Douglas H. McCorkindale              By:  /s/William S. Levine
    -------------------------------              -------------------------------
    Douglas H. McCorkindale                      William S. Levine
    Vice Chairman                                Chairman

GANNETT INTERNATIONAL
    COMMUNICATIONS, INC.


By: /s/Douglas H. McCorkindale
    -------------------------------
    Douglas H. McCorkindale
    President

COMBINED COMMUNICATIONS
    CORPORATION


By: /s/Douglas H. McCorkindale
    -------------------------------
    Douglas H. McCorkindale
    President

GANNETT TRANSIT, INC.


By: /s/Douglas H. McCorkindale
    -------------------------------
    Douglas H. McCorkindale
    Vice President

SHELTER MEDIA COMMUNICATIONS, INC.


By: /s/Douglas H. McCorkindale
    -------------------------------
    Douglas H. McCorkindale
    Vice President

                                   EXHIBIT A

                                PROMISSORY NOTE


$3,000,000                                                          July 9, 1996
                                                             Arlington, Virginia


         FOR VALUE RECEIVED, Outdoor Systems, Inc., a Delaware corporation (the "Maker"), HEREBY PROMISES TO PAY to the order of Gannett Co., Inc., a Delaware corporation (the "Seller"), at the Seller's office at 1100 Wilson Boulevard, Arlington, Virginia 22234 (or such other address as Seller shall notify Maker in writing), in lawful money of the United States and in immediately available funds, the principal sum of Three Million Dollars ($3,000,000), without interest, pursuant to Section 1.4 of the Asset Purchase Agreement among Gannett Co., Inc., Combined Communications Corporation, Gannett Transit, Inc., Shelter Media Communications, Inc., and Gannett International Communications, Inc. ("Sellers") and Maker dated as of July 9, 1996 (the "Agreement").

         This Note is issued pursuant to the terms of the Agreement. Terms defined in the Agreement are used herein with their defined meanings.

         This Note is guaranteed by a Guaranty made by William S. Levine, personally dated as of July 9, 1996, (a copy of which is attached hereto as Exhibit A) and the holder of this Note is entitled to the benefits thereof.

         Payment of principal due hereunder will be made in one payment due in immediately available funds on July 29, 1996; provided however that payment will not be due, and this Note will be canceled, only if the Agreement is terminated prior to July 29, 1996 and such termination is (a) for reasons beyond the control of Maker, or (b) for reasons attributable solely to Sellers as described in paragraph 1.4 of the Agreement.

         If any of the following events ("Events of Default") shall occur:

                 (a) Maker shall fail to pay principal under this Note when due; or

                 (b) Maker shall: (i) apply for, or consent to the appointment of a receiver, trustee or liquidator of Maker, (ii) make a general assignment for the benefit of creditors, or (iii) file a voluntary petition in bankruptcy, or a petition or an answer seeking an arrangement with creditors or to take advantage of any insolvency law or an answer admitting the material allegations, or a petition is filed against Maker in any bankruptcy or insolvency proceedings, or if action shall be taken by the Maker for the purpose of affecting any of the foregoing; or (iv) an order, judgment or decree shall be entered, without the application, approval or consent of Maker by any court of competent jurisdiction, approving a petition seeking bankruptcy of Maker, or approving a receiver or trustee of Maker or of all or a substantial part of assets of Maker, and such order, judgment or decree shall continue unstayed and in effect ninety (90) consecutive days;

         then, in the case of an Event of Default other than one of the type referred to in clause (b) above, the Seller may, by notice to the Maker, (i) declare the entire outstanding Note forthwith due and payable, whereupon the Note shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Maker; or (ii) pursue any other remedy available to it under the Agreement or otherwise; and in the case of the occurrence of an Event of Default of the type referred to in clause (b) above, the entire outstanding Note shall be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Maker. After an Event of Default, interest shall accrue at the rate of fifteen percent (15%) per annum or such lesser rate as equals the maximum rate permitted by law and interest shall be due and payable upon demand.

         Maker agrees that this Note shall be binding upon Maker and its successors and assigns.

         Maker promises to pay all costs of collection, including reasonable attorneys' fees, upon default in the payment of the principal amount of this Note at the payment date, as herein provided, whether suit be brought or not.

         In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

         This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Notices and other communications hereunder shall be given in the same manner as set forth in the Agreement.

         This Note shall be interpreted in accordance with the laws of the Commonwealth of Virginia.


                             OUTDOOR SYSTEMS, INC.



                             By:
                                 ----------------------------------
                                 William S. Levine
                                 Chairman

                       EXHIBIT A (to the Promissory Note)


                                    GUARANTY


         THIS GUARANTY, dated as of July 9, 1996, is made by WILLIAM S. LEVINE, an individual residing at 2737 Arizona Biltmore Circle #18, Phoenix, Arizona 85016 ("Guarantor"), for the benefit of Gannett Co., Inc., a corporation having its principal place of business at 1100 Wilson Boulevard, Arlington, Virginia 22234 ("Obligee").

         Obligee and Outdoor Systems, Inc., a Delaware corporation having its principal place of business in Phoenix, Arizona ("OSI"), have entered into an Asset Purchase Agreement, dated July 9, 1996 (the "Asset Purchase Agreement") pursuant to which Obligee is selling to OSI certain of the assets of Obligee and several of its affiliate companies. In connection with such sale, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor covenants as follows:

         1. Guarantor guarantees to Obligee the prompt payment of any and all amounts due to Obligee under the Promissory Note delivered pursuant to Section
1.4 of the Asset Purchase Agreement. Guarantor also agrees to be liable to Obligee for any payments made by OSI or Guarantor to Obligee that may thereafter be recovered from Obligee for any reason whatsoever, including without limitation as a preferential transfer or fraudulent conveyance under the U.S. Bankruptcy Code or any applicable state law, together with any and all costs and expenses which Obligee may incur in the defense against any such claims, including without limitation reasonable attorney's fees and disbursements. This Guaranty is a guaranty of payment and not of collection.

         2. Obligee shall not be required to commence any action, suit or proceeding to enforce its rights under any provision of the Promissory Note or to pursue or exhaust any other rights or remedies which it may have against OSI prior to making demand upon Guarantor for payment under the terms of this Guaranty.

         3. The liability of Guarantor under this Guaranty shall be direct, immediate, absolute, continuing and unconditional, and shall not be subject to any defense, claim, counterclaim, setoff, deduction, diminution, abatement, recoupment, suspension, deferment or reduction which Guarantor, OSI or any other person may have against Obligee or any other person.

         4. Guarantor waives (i) notice of the acceptance of this Guaranty by Obligee and of any action by Obligee in connection herewith, (ii) presentment for payment, demand, protest, notice of protest and notice of dishonor, and
(iii) any other rules of suretyship law.

         5. No delay or lack of diligence on the part of Obligee in exercising any of its rights or remedies hereunder or under the Promissory Note and no partial or single exercise of any such rights or remedies shall constitute or be deemed to be a waiver of any of Obligee's rights under this Guaranty.

         6. In the event that Guarantor shall advance or become obligated to pay any sums pursuant to this Guaranty, or in the event that for any other reason OSI shall hereafter become indebted to Guarantor, the amount of such advance, obligation or indebtedness shall at all times be and remain subject and subordinate to all amounts due and owing to Obligee under the Promissory Note.

         7. Upon payment under this Guaranty, Guarantor shall have a right of subrogation with respect to the rights of Obligee under the Promissory Note and then only to the extent of the amount paid. Notwithstanding any payments made by Guarantor under this Guaranty, all other rights of subrogation and participation are hereby expressly waived and released.

         8. This Guaranty shall remain in full force and effect during the term hereof notwithstanding (i) the invalidity or unenforceability of any of the terms or provisions of the Promissory Note, (ii) the dissolution and liquidation of OSI or Obligee, (iii) the death or legal incapacity of Guarantor, (iv) the release or discharge, in whole or in part, of OSI or Guarantor in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding, or (v) any other circumstances which might otherwise constitute a legal or equitable release or discharge, in whole or in part, of OSI under the Promissory Note or a legal or equitable release or discharge in whole or in part, of Guarantor under this Guaranty.

         9. Any notice, request or demand which Obligee is required to give to Guarantor hereunder shall be in writing and shall be deemed to have been duly given or made if delivered personally to Guarantor or if mailed to Guarantor by registered or certified mail, return receipt requested, postage prepaid, at his address set forth above or at such other address as Guarantor may designate by written notice to Obligee.

         10. This Guaranty may not be modified, amended or revoked without the prior written consent of Obligee.

         11. This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to its conflict of law rules.

         12. Guarantor hereby expressly and irrevocably agrees and consents that any action, suit or proceeding arising out of or relating to this Guaranty may be instituted by Obligee in the courts of the Commonwealth of Virginia and, by the execution and delivery of this Guaranty, Guarantor expressly waives any objection which he may have now or hereafter to the laying of venue in, or to the jurisdiction of, such courts in any such action, suit or proceeding, and irrevocably submits generally and unconditionally to the jurisdiction of such courts in any such action, suit or proceeding.

         13. This Guaranty shall be binding upon Guarantor and his executors, administrators, distributees, legal representatives and fiduciaries and shall inure to the benefit of Obligee, its successors and assigns.

         IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.




                                      --------------------------------
                                              William S. Levine